Exhibit 10.3

Inward Bills Application

Applicant: Ningbo Keyuan Plastics Co., Ltd
Legal Representative: Chunfeng Tao
L/C No.: 574 LC 1200735
Issuing document No.:  USD 8829912.00
Receipt amount: USD 8754596.53
Description of Products: ( Product Name, Quantity, Specification, Tab, Transportation, Departure Place, Departure Date, Contract No. etc. )
Products is fuel oil, importing via MERCURIA ENERGY TRADING PTE LTD. has delivered Zhoushan Port, the Company can lade can delivery according to bill of lading.

Margin for issuing document: RMB 5700000.00
Amount for applying inward bills: USD 8754596.53
Term: 90 Days

Beneficiary: Ningbo Keyuan Plastics Co., Ltd               Account No. : 574903195132803

Reasons for application and Repayment program:

The Company applied for inward bills due to long production cycle and funds withdrawals and will repay with proceeds for products in timely manner on the provisions of related regulations. The term is 90 days.

To China Merchants Bank:

The Company certifies hereby:

1.	Pursuant to < Letter of Credit Agreement >/<International Transaction Financing Agreement> (if have);

2.
Once your bank, executing the responsibility of issuing L/C, pays related fees according to this application which shall consist of inward bills of our company. The Company has obligation to repay according to this application.

3.	Pursuant to < Letter of Credit Certification>.

4.
Proceeds for products shall be received with your specified account and your bank has the right to deduct proceeds to repay inward bills. If the Company fails to repay entire principal and interest, your bank can deduct principal and interest, overdue interest, compound interest and take requested recovery measures; as well as the Company shall undertake the related charges as a result of recovery measures.

5.
The Company shall provide sales condition of the products under this L/C, business condition, financial condition and other necessary materials as requested by your bank and will coordinate to your investigation, review and supervision. If occurrence of any material matters affecting the Company’s debt repayment capability, the Company shall inform your bank immediately with written forms and actively coordinate to repay the charges regarding recovery measures.

6.
The Company will provide guarantee for principal and interest of bills, overdue interest and other charge under this application, the guarantee period is from signing date of this application to expiration of claims proceedings ( choose according to actual situation):

6.1 The Company shall deposit ____(Currency)  ______ as margin in the margin account opening in your bank, and this fund shall be considered as specified and transferred to your bank, the Company is not allowed to use without your permit; and / or

6.2 Using national debt _____ owned by the Company as hostage (Name:     No.:     Amount:      Expiration Date:      ) and complete pledge procedures as your request and / or;

6.3 Using banker’s acceptance bill owned by the Company as hostage (No.:     Issuer:      Accepting Bank:    Expiration Date:     Beneficiary:   ) and complete pledge procedures as your request and / or;

6.4 Using certificate of deposit owned by the Company as hostage (No.:     Account Name:     Account No.:     Amount:    Expiration Date:    ) and complete pledge procedures as your request and / or;

6.5 The Bank which is accepted by you provides guarantee/SLC as guarantee.

If above mentioned procedures have not been completed, your bank has the right to reject to issue inward bills.

(Note: On the condition of replacing main contract, this application shall choose appropriate clauses and tick “√” ). When chose 6.1/6.2/6.3/6.4, the application as well as constitutes pledge contract between applicant and bank, both parties may not enter into specific pledge contract; otherwise, it shall be applicable for < Letter of Credit Agreement >/<International Transaction Financing Agreement>).

7.	The Company agrees the inward bills interest rate under this application shall execute as following standard: 3MLIBOR + 280BPS.

8.	Once the inward bills overdue, your bank has the right to collect overdue interest on the base of outstanding balance plus 50%.

9.
When business under this application occurred dispute, both parties shall handle on the provisions of covenants under < Letter of Credit Agreement >/<International Transaction Financing Agreement>; if without < Letter of Credit Agreement >/<International Transaction Financing Agreement>, both parties shall settle with negotiate, when negotiation failed, it shall settle as one of following methods:

9.1 File suit to local court of your bank;

9.2 Submit ______ arbitration committee.

9.3 Submit ( choose one of following two methods )

9.3.1 The CIETAC

9.3.2 The CIETAC ______ branch.

Applicant (Stamp):  Ningbo Keyuan Plastics Co., Ltd

Legal Representative / Authorized Agent: Chunfeng Tao

Bank (Stamp): China Merchants Bank

Legal Representative / Authorized Agent: